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                                                                    Exhibit 4.5

                                  Rules of the
                                   Pearson plc
                          1992 United States Executive
                               Share Option Scheme










                             Adopted on 15 May 1992


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THE PEARSON PLC
1992 UNITED STATES EXECUTIVE SHARE OPTION SCHEME

1.       DEFINITIONS

(1) In this Scheme unless the context otherwise requires the following words and expressions shall have the following meanings, namely:

the Adoption Date        the date of the adoption of the Scheme by the Company
                         in general meeting

Associated Scheme        any share option scheme other than the Scheme (but
                         excluding any savings-related share option scheme) and established by the Company or an associated company of the Company within the meaning of section 416 of the Income and Corporation Taxes Act 1988

the Auditors             the Auditors for the time being of the Company (acting
                         as experts and not as arbitrators)

the Board                the Board of Directors of the Company or a duly
                         appointed committee thereof

Certified Provision      provision for Option Holders which the Auditors shall
                         have reported to the Board to be in their opinion fair and reasonable, having regard (inter alia) to the tax position of Option Holders the Code the United States Internal Revenue Code of 1986, as amended

the Company              Pearson plc

Control the meaning given to that word by section 840 of the Income and Corporation Taxes Act 1988

the Date of Grant        in relation to an Option, the day on which the Board
                         resolves to grant the Option

Executive Scheme         any share option or share incentive scheme approved by
                         the Company under which Shares may be or have been issued (other than a savings-related share option scheme approved under Schedule 9)

Exercise Price           the price per Share payable on the exercise of an
                         Option

the Group                the Company and the Subsidiaries

Incentive Stock Option   any option qualifying as an incentive stock option
                         within the meaning of section 422 of the Code

Normal Retirement Date   in relation to a US Executive, the date on which he
                         would normally retire under the terms of the pension scheme of which he is a member (or would have been a member but for the individual's non-participation in such scheme for any reason)

Option a right to subscribe for Shares granted under the Scheme

Option Holder            any US Executive who holds a subsisting Option (or,
                         where the context permits, the legal personal representatives of a deceased Option Holder)

Option Period            the period commencing on the Date of Grant of an Option
                         and expiring ten years thereafter

Reorganisation           a "reorganisation" for the purposes of sections 127 to
                         130 of the Taxation of Chargeable Gains Tax Act 1992

Replacement Option       an Option granted to an Executive:

                         (i) who could not be granted an Option (not being a Replacement Option) by reason of the limit contained in rule 3(3); and

                         (ii) who has before the proposed Date of Grant thereof
                              exercised an option under arty Executive Scheme

Schedule 9               Schedule 9 to the Income and Corporation Taxes Act 1988

the Scheme               this Scheme as amended from time to time

Shares fully paid and irredeemable Ordinary Shares of 25p each in the Company


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Subsidiary               any subsidiary of the Company within the meaning of
                         section 736 of the Companies Act 1985 over which the Company has Control (and any company being a company in which the Company directly or indirectly beneficially owns not less than 50 per cent of the equity share capital), provided that in the case of an Incentive Stock Option, "subsidiary" shall not include any company which does not meet the definition of subsidiary corporation in section 424(f) of the Code (50 per cent or more of total combined voting power) on the Date of Grant

US Executive             any executive who is (a) a full-time employee
                         (including an executive director) of any company within the Group, and (b) normally resident in the US

(2)   Where the context permits:--

(a) the singular shall include the plural and vice versa and the masculine shall include the feminine; and

(b) references to approval by the Company are references to approval by the Company in general meeting.

(3) References to any Act or Code shall include any statutory, modification, amendment or re-enactment thereof, and references to the Companies Act 1985 and the Income and Corporation Taxes Act 1988 are references to the Companies Act 1985 of Great Britain and the Income and Corporation Taxes Act 1988 of the United Kingdom, respectively.

2.       GRANT OF OPTIONS

(1) The Board may, in its absolute discretion, grant Options to US Executives selected by the Board, provided that no US Executive shall be granted an Option less than 24 months before Normal Retirement Date. Such grants shall be evidenced by option certificates under the seal of the Company or otherwise executed as a deed. All grants shall be subject to the rules of the Scheme, and each Executive shall, by accepting the grant of an Option, be deemed to be bound thereby.

(2) In granting Options the Board may, at its discretion, impose such conditions regarding the exercise of Options as the Board thinks fit.

(3) Grants shall be made, if at all, within the period of six weeks from the date of publication of the Company's interim report or preliminary results for any period.

(4) Any Executive to whom an Option is granted may, by notice in writing to the Company given within thirty days after the Date of Grant, renounce in whole or in part his rights under the Option. In such a case, the Option shall pro tanto be treated, for all the purposes of the Scheme, as never having been granted. No consideration shall be payable by the Company for any such renunciation.

3.       LIMITS

(1) Subject to adjustment pursuant to rule 6, the number of Shares that may be issued on the exercise of Options granted under the Scheme shall be limited in aggregate to the lesser of (a) 40 million Shares (representing 7.4 per cent of the ordinary share capital of the Company at the Adoption Date as adjusted for a one for one capitalisation issue on 12 June 1992), and (b) 5 per cent of the ordinary share capital of the Company from time to time in issue.

(2)   No Option shall be granted if the result of that grant would be that:--

(a) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time when added to the number of Shares that:--

         (i) could be issued on the exercise of any other subsisting share options granted during the preceding ten years under any Executive Scheme, or

         (ii) have been issued on the exercise of any share option granted during the preceding ten years under any Executive Scheme,

      would exceed five per cent of the ordinary share capital of the Company for the time being in issue:

(b) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:--


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         (i)   could be issued on the exercise of any other subsisting share options granted during the preceding ten years under any share option scheme, or

         (ii) have been issued on the exercise of any share option granted during the preceding ten years under any share option scheme, or

         (iii) have been issued during the preceding ten years under any profit sharing or other share incentive scheme (not being a share option scheme),

      would exceed 10 per cent of the ordinary share capital of the Company for the time being in issue; or

(c) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time when added to the number of Shares that:--

         (i) could be issued on the exercise of any other subsisting share options granted after the Adoption Date during the preceding four years under any Executive Scheme, or

         (ii) have been issued on the exercise of any share option granted after the Adoption Date during the preceding four years under any Executive Scheme,

      would exceed 2 1/2 per cent of the ordinary share capital of the Company for the time being in issue.

(3) No Option (but excluding for these purposes any Replacement Option) shall be granted to any US Executive if the result of that grant would be that the aggregate exercise price paid or payable under all options (other than Replacement Options) which were granted to him during the preceding ten years under the Scheme or any other share option scheme established by the Company or a Subsidiary, would exceed four times his total annual emoluments in the current or preceding calendar year (whichever gives the greater amount).

(4) No Replacement Option shall be granted to any US Executive if the result of that grant would be that the aggregate exercise price under all options (other than options granted to him under a savings-related share option scheme) which are subsisting under the Scheme or an Associated Scheme, would exceed four times his total annual emoluments in the current or preceding calendar year (whichever gives the greater amount).

(5) No Incentive Stock Option shall be granted to a US Executive if the aggregate fair market value (determined at the time of such grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a US Executive during any calendar year under this Scheme and any other Incentive Stock Option Scheme of the Group shall exceed US$100,000.

(6) No Incentive Stock Option shall be granted to a US Executive who at the Date of Grant owns more than 10 per cent. of the issued share capital carrying a right to vote of the Company or any Subsidiary unless the Exercise Price payable by such US Executive shall be 110 per cent. of the fair market value determined at the time of such grant of the Shares and the Option shall not be exercisable after five years from the date such Option is granted.

4.    TERMS OF OPTIONS

(1)   OPTIONS CLEARLY DISTINGUISHED

            Options which qualify as Incentive Stock Options under the Scheme will be clearly labelled as such and Options which do not so qualify will be clearly labelled as not so qualifying.

(2)   EXERCISE PRICE

            Subject to rule 3(5), the Exercise Price shall be determined by the Board, but shall be not less than the middle market quotation for a Share on The London Stock Exchange, as derived from the Daily Official List, for the last business day before the Date of Grant, provided that, in relation to an Option under which Shares may be issued on exercise, the Exercise Price shall not be less than the nominal value of a Share.

(3)   EXERCISE OF OPTION

(a) Save as provided in rules 4(4) and 5, an Option shall be exercisable in whole or in part only after the third anniversary of the Date of Grant and not later than the expiry of the Option Period.

(b) If an Option Holder ceases to be employed within the Group for any reason whatsoever, any Option granted to him shall, save as provided in rule 4(4), lapse and not be exercisable.


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(c)   An Option may be exercised only by the Option Holder (or the legal personal representative of a deceased Option Holder) giving notice to the Company in the form for the time being prescribed by the Board, specifying the number of Shares in respect of which the Option is being exercised and accompanied by payment in full of the aggregate Exercise Price of those Shares. Notice must be delivered to or sent by pre-paid post to the Company at its registered office or at such other place as the Company shall from time to time prescribe.

(4)   OPTION HOLDERS LEAVING EMPLOYMENT

(a) If an Option Holder dies whilst in service and before the expiry of the Option Period, his legal personal representatives shall (notwithstanding rule 4(3)(a)) be entitled to exercise his Options during the period ending twelve months after the date of death.

(b) If an Option Holder ceases to be employed within the Group before the expiry of the Option Period owing to:--

      (i)   injury or disability; or

      (ii) retirement at or after Normal Retirement Date, he shall be entitled to exercise his Options (notwithstanding rule 4(3) (a)) during the period ending on the later of (i) twelve months from the date of cessation and (ii) 42 months from the Date of Grant or, if later, the date on which he last exercised an option under an Executive Scheme during his employment, provided that he shall not in any event be entitled to exercise his Options after the end of the Option Period and further provided that, in the case of an Incentive Stock Option, other than an Option Holder who ceases to be employed within the Group before expiry of the Option Period owing to a "permanent and total disability" as defined in section 22(e)(3) of the Code, he shall not have the right to exercise his Option after three months from the date of cessation of employment.

(c) The Board may, at its discretion, allow an Option Holder who has ceased to be employed within the Group for any reason other than those referred to in paragraphs (a) and (b) above to exercise his Options during the period ending on the later of (i) twelve months from the date of cessation and (ii) 42 months from the Date of Grant or, if later, the date on which he last exercised an option under an Executive Scheme during his employment, provided that he shall not in any event be entitled to exercise his Options after the end of the Option Period, and further provided that, in the case of an Incentive Stock Option, such Option Holder shall not have the right to exercise his Option after three months from the date of cessation of employment.

(d) For the purposes of rule 4(3)(b) and rule 4(4)(b) and (c) an Option Holder shall not be treated as ceasing to be employed within the Group until (i) he ceases to hold an office or employment in the Company or any company over which the Company has Control or any associated company of the Company within the meaning of section 416 of the Income and Corporation Taxes Act 1988 or (ii) being a female employee who is absent from work wholly or partly because of pregnancy or confinement, she ceases to be entitled to exercise her right to return to work.

(5)   INALIENABILITY OF OPTIONS

      Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary (a) to enable a personal representative to exercise the Option following the death of an Option Holder, or (b) to effect the grant of a New Right under rule 5, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated.

(6)   OVERRIDING LAPSE OF OPTIONS

(a) No Option shall be capable of being exercised after the expiry of the Option Period.

(b) If an Option Holder is adjudged bankrupt, all Options held by him shall lapse forthwith.

5.    TAKEOVER OFFERS AND LIQUIDATION

(1)   If any other company ("the Acquirer"):--

(a)   obtains Control of the Company as a result of making:--

         (i) a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

         (ii) a general offer to acquire all the shares in the Company which are of the same class as the Shares, or

(b) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985, or

(c) becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985


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      any Option Holder may, at any time within the appropriate period defined in paragraph 15(2) of Schedule 9 ('the Appropriate Period'), by agreement with the Acquirer, release his Option in consideration of the grant to him of a right which is equivalent to the Option but relates to shares in the Acquirer or some other company falling within sub-paragraph (b) or (c) of paragraph 10 of Schedule 9 ("the New Right").

(2) The New Right shall not be regarded for the purposes of this rule 5 as equivalent to the Option unless:--

(a) the shares to which it relates ('the Replacement Shares') satisfy the conditions specified, in relation to scheme shares, in paragraphs 10 to 14 of Schedule 9; and

(b) the New Right will be exercisable in the same manner as the Option and subject (MUTATIS MUTANDIS) to the provisions of the Scheme as it had effect immediately before the exchange; and

(c) the total market value, as defined for the purposes of Schedule 9, immediately before the exchange, of the Shares which were subject to the Option is, as nearly as may be, equal to, but is not less than, the total market value (defined as aforesaid), immediately after the exchange, of the Replacement Shares; and

(d) the total amount payable by the Option Holder for the acquisition of the Replacement Shares is, as nearly as may be, equal to, but is not less than, the total Exercise Price of the Shares which were subject to the Option immediately before the exchange.

(3) For the purposes of Schedule 9 and rule 5(2)(b) any New Right granted shall be deemed to have been granted on the date on which the equivalent Option was granted.

(4)   In the application of the Scheme to the New Right:--

      (i) references to the Shares (other than in rules 1, 2, 3, 4(2), 12, 13 and 14) shall be read as if they were references to the Replacement Shares;

      (ii) references to the Company (other than its rules 1, 2, 3, 4(2), 12, 13 and 14) shall be read as if they were references to the company to whose shares the New Right relates;

      (iii)    rules 5(1), 5(2), 5(3), 5(4), 5(5) and 5(6) shall apply in respect of any change of circumstance within the terms of rule 5(1) above affecting the company to whose shares the New Right relates as if references to the Option were references to the New Right as it related to the shares in that company and as if references to the Shares were references to the Replacement Shares in respect of which that New Right was granted.

(5) Subject to rule 5(6), if for any reason whatsoever any Option Holder does not release an Option within the Appropriate Period in accordance with and pursuant to rule 5(1), following the occurrence of any of the events specified in rule 5(1)(a), (b) and (c), an Option Holder may exercise such Option within either (i) six months after the expiry of the Appropriate Period or (ii) within the Appropriate Period with the consent in writing of the Acquirer (and, if the Option is not released or exercised by the expiry of the last applicable time limit, it shall thereupon lapse).

(6) Notwithstanding the foregoing provisions of this rule 5, the Acquirer may, subject to receiving the prior written consent of the Board given prior to the Acquirer obtaining Control of the Company, elect to permit the Scheme to continue following his general offer. If he does so, having received the Board's written consent as aforesaid, the Board shall forthwith inform Option Holders; outstanding Options which are not otherwise exercisable shall not become exercisable merely by virtue of the general offer being made or of Control of the Company having been obtained or by virtue of the Offeror becoming bound or entitled to acquire shares in the Company under section 428 of the Companies Act 1985; nor shall they lapse at the expiry of the periods referred to in rule 5(1) and (5). Instead, they will be exercisable subject to the other rules imposed by the Scheme. If the Acquirer so agrees, any Option Holder may release his Option in consideration for a New Right in accordance with and pursuant to rule 5(1), notwithstanding this rule 5(6).

(7) If notice is duly given of a resolution for the voluntary winding up of the Company then, unless the winding up is for the purposes of a reorganisation or reconstruction which makes Certified Provision outside the terms of the Scheme for the compensation of the Option Holders or the grant of new Options to them, the Option Holder (or where permitted his personal representatives) may forthwith and until the commencement of the winding up (or if earlier the day before the tenth anniversary of the Date of Grant of the relevant Option) exercise an Option, but any Option exercised pursuant to the provisions of this rule 5(7) shall be of no effect unless the said resolution is duly passed. Upon commencement of the winding up all


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      Options shall lapse and cease to be exercisable except insofar as is necessary to give effect to the provisions of this rule 5(7).

(8) Save as mentioned in rule 5(7), all Options shall automatically lapse and cease to be exercisable in the event of an effective resolution being passed or order being made for the winding up of the Company and, subject to rule 5(6), to the extent Options are not released under rule 5(1) within the Appropriate Period nor duly exercised under rule 5(5) within any of the periods provided for under rule 5(5), Options shall automatically lapse and cease to be exercisable on the expiry of such period.

6.    ADJUSTMENT OF OPTION

In the event of any Reorganisation of the share capital of the Company, the total number of Shares which may be issued under the Scheme, the Exercise Price, the definition of "Shares" and the number of Shares comprised in an Option may be adjusted in such manner as the Board may determine and such decision of the Board shall be final and binding on the Option Holder and the Company, provided always that:--

(a) in relation to an Option under which Shares may be issued on its exercise, no adjustment to the Exercise Price shall be made pursuant to the provisions of this rule which would result in the Shares subject to any Option being issued at a price lower than their nominal value and if in the case of any Shares such an adjustment would, but for this proviso, have so resulted, the Exercise Price of such Shares shall be the nominal amount thereof;

(b) no adjustment shall be made pursuant to this rule unless and until the Auditors shall have reported in writing to the Board that such adjustment is in their opinion fair and reasonable;

(c) with respect to Incentive Stock Options, the adjustment does not give the Option Holder additional benefits (within the meaning of section 424(h)(3) of the Code) under the terms of the Option; and

(d) no adjustment shall be made pursuant to this rule which would increase the aggregate Exercise Price.

7.       ISSUE OR TRANSFER OF SHARES ON EXERCISE OF OPTION

(1) Subject to any necessary consents, to payment being made for the Shares and to compliance by the Option Holder with the terms of the Scheme, the Company shall as soon as practicable and in any event not later than 28 days after receipt of any notice of exercise in accordance with rule 4(3)(c) issue or procure the transfer to the Option Holder the number of Shares specified in the notice at the Exercise Price and shall deliver to the Option Holder a definitive share certificate in respect of those Shares together with, in the case of a partial exercise of an Option, an option certificate in respect of (or the original option certificate endorsed so as to show) the unexercised part of the Option.

(2) No Shares shall be issued or transferred under the Scheme by the Company unless the Option Holder first enters into an agreement with the Company providing for compliance by such Option Holder with all applicable United States securities laws relating to the Scheme. No Shares shall be issued or transferred hereunder unless the Company, after taking such legal advice as it considers necessary, shall be satisfied that such issue or transfer will be in compliance with applicable United States federal, state and local securities laws.

(3) It shall be a condition to the obligation of the Company to issue or procure the transfer of Shares upon exercise of an Option, that the Option Holder (or any legal personal representative of a deceased Option Holder) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold United States federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue or procure the transfer of such Shares.

8.       RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO OPTION

All Shares allotted or transferred pursuant to the exercise of any Option shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank PARI PASSU in all respects and as one class with the Shares in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.


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9.   AVAILABILITY OF SHARES

The Company shall (a) in relation to Shares which may be issued hereunder, at all times keep available sufficient authorised but unissued Shares to permit the exercise of all unexercised Options, and (b) procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired by way of transfer.

10.   LISTING

The Company shall, at its expense, make application for, and use its best endeavours to obtain listing for, and permission to deal on The London Stock Exchange in, Shares allotted pursuant to the exercise of any Option.

11.   LOSS OF OFFICE

If any Option Holder ceases to be a US Executive for any reason he shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate him for the loss of any rights under the Scheme and by accepting an Option he shall be deemed irrevocably to have waived any right or entitlement to any such sum or other benefit.

12.   POWERS OF THE BOARD

The decision of the Board shall be final and binding in all matters relating to the Scheme and it may at any time discontinue the grant of further Options or amend any of the provisions of the Scheme in any way it thinks fit: Provided that:--

(a) no amendment may be made for the benefit of Option Holders to rules 1, 2, 3, 4, 5, 6, 8, 12 or 13 without the prior approval of the Company in general meeting except in the case of an amendment which is necessary or desirable in order to take advantage of new legislative provisions relating to option schemes;

(b) the Board may not cancel an Option except where the Option Holder shall have agreed in writing to such cancellation;

(c) except as herein provided, the Board shall not make any amendment (not being an amendment that it may make by virtue of (a) above) that would materially prejudice the interests of existing Option Holders except with such prior consent or sanction of Option Holders as would be required under the provisions for the alteration of class rights contained in the Articles of Association of the Company for the time being if the Shares to be allotted on the exercise of the outstanding Options constituted a separate but single class of shares (or two or more classes of shares according to their respective Dates of Grant, as the Board may consider appropriate) and such shares were entitled to such rights.

13.   DURATION OF THE SCHEME

Notwithstanding any other provision in the Scheme no Option may be granted under the Scheme later than ten years after the Adoption Date.

14.   GOVERNING LAW

These rules shall be governed by and construed in accordance with English law.